- -------------------------------------------------------------------------------
                                                                 Exhibit 99(K)



PROJECT REDWING






JUNE 1994


SMITH BARNEY INC.



- -------------------------------------------------------------------------------

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
TABLE OF CONTENTS

                                                                        TAB
                                                                        ---
- -   Summary of Analysis................................................. I
- -   Analytical Framework Used By Rating Agencies........................ II
- -   Investment Grade Structure.......................................... III
- -   Representative Term Sheets.......................................... IV

    A. Bank Facility
    B. Senior Notes

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------









                              SUMMARY OF ANALYSIS

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
SUMMARY DISCUSSION

- -   The objective of this presentation is to evaluate Redwing's investment grade borrowing capacity.

- -   The "Investment Grade" structure estimates the maximum amount of borrowing available to Redwing while maintaining an Investment Grade rating on all of Redwing's outstanding public debt.

- -   Based on this analysis it appears Redwing could borrow approximately $200 million while maintaining a low investment grade rating (BBB- from Standard & Poors or Baa3 from Moody's) through a combination of a Bank Facility and public Senior Notes.

- -   Achievement of these outcomes depends on many factors which are "deal specific" thus not related to Redwing's historical performance, current financial condition or prospects. For example, Use of Proceeds and continued MLP status will have a major impact on the achievement of a rating level and success of a deal.

- -   The presentation contains a section discussing the analytical framework utilized by the rating agencies to round out these considerations.

- -   The presentation also contains representative terms sheets for both Senior
    Notes and a Bank Facility for reference purposes.

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
SUMMARY OF INVESTMENT GRADE CAPITAL STRUCTURE
(DOLLARS IN THOUSANDS EXCEPT PER BAC)

                                                        INVESTMENT GRADE
                                           --------------------------------------------
                                           INTEREST     ACTUAL     PRO FORMA    PROJECTED
CAPITALIZATION                               RATE        1993         1993         1994
- --------------                             --------    --------    ---------    ---------
Bank facility                  (1)(2)         5.75%          $0      $50,000      $50,000
Senior notes                                  8.35%           0      150,000      150,000
Senior subordinated notes                       NA            0            0            0
                                                       --------    ---------    ---------
Total long term debt                                         $0     $200,000     $200,000

Stockholders equity            (3)                      $82,493     ($42,507)    ($47,283)
                                                       --------    ---------    ---------
Total capitalization           (4)                      $82,493     $157,493     $152,717
                                                       --------    ---------    ---------
                                                       --------    ---------    ---------
Total shares outstanding                                 16,210       16,210       16,210

Estimated price per share                               $32,625           NA           NA
                                                       --------    ---------    ---------
Total market capitalization    (5)(6)                  $528,851     $480,368     $602,576


OPERATING DATA
- --------------
EBITDA                                                  $79,182      $79,182      $89,193
EBIT                                                    $53,270      $45,770      $59,007
Interest expense                                             $0      $15,400      $15,400
Net income                                              $45,812      $17,523      $25,161
Capital expenditures                                    $18,126      $18,126      $28,800
Cash                                                    $33,798      $33,798      $34,000


CREDIT STATISTICS
- -----------------
Total debt/EBITDA                                                       2.53x        2.24x
EBITDA/Interest                                                         5.14x        5.79x
EBITDA - Capital expenditures/Interest                                  3.96x        3.92x
Debt/Total capitalization                                             127.0%       131.0%
Debt/Total market capitalization                                       41.6%        33.2%

- ---------------
(1) Reflects revolving line draw down. Total availability under the bank facility may be higher.

(2) Investment grade rate is 6 mo. Libor + 75 basis points. High yield rate is 6 mo. Libor + 225 basis points.

(3) Assumes all debt proceeds distributed to shareholders and $75MM deferred tax asset created with conversion to corporate form.

(4) Total capitalization equals shareholders equity plus total debt.

(5) 1993 total market capitalization equals market value 16,210 BACs at current price of $32 5/8 per share (6/28/94 close).

(6) Pro forma and projected market capitalization equal 16 x Pro forma 1993 and 1994 net income plus term debt.

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------








                               ANALYTICAL FRAMEWORK
                             USED BY RATING AGENCIES

CONFIDENTIAL                                                   PROJECT REDWING
- ------------------------------------------------------------------------------
ANALYTICAL FRAMEWORK USED BY RATING AGENCIES

- - The major rating agencies essentially employ an analytical framework that evaluates business and financial risk.

- - Business risk evaluation is necessarily dynamic and ultimately requires qualitative judgements. Areas of focus include:

  MARKET CONSIDERATIONS                        MANAGEMENT
  Brand recognition/customer loyalty           Performance
  Strength of competition                      Planning
  Distribution network                         Depth
  Breadth of product line                      Controls
  Geographic penetration                       Tenure

  SIZE CONSIDERATIONS                          CAPITALIZATION
  Ability to absorb losses                     Mix of fund sources
  Financial flexibility                        Future financing requirements
                                               Off balance sheet financing
                                               Leverage

  OPERATIONAL CONSIDERATIONS
  Length of track record
  Cost effectiveness of operations

- - Financial risk measurement is a quantitative process which employs a more static perspective of both traditional measures and, more importantly, measures relevant to an outdoor recreation products company including:

                    - Stability of revenues and earnings
                    - EBITDA interest coverage
                    - EBIT interest coverage
                    - Operating margins
                    - Total debt as a percent of capitalization

- - The final determination of a rating tends to place more emphasis on business risk, although absolute size tends to become a significant factor in determining the final rating, notwithstanding the greater flexibility generally available to smaller and medium sized companies.

CONFIDENTIAL                                                   PROJECT REDWING
- ------------------------------------------------------------------------------
RATING AGENCIES AND MARKETING CONSIDERATIONS

In addition to an analysis of the historical and pro forma credit statistics of the Company, the rating agencies and institutional investors will consider a broad range of industry and company specific factors in determining a credit rating and pricing the new security. For example, Redwing may be asked to address the following:

  - Business strategy - growth through acquisitions; geographic diversification

  - Financial strategy - target debt equity ratio; sources of additional debt and equity

  - Depth and experience of management

  - Industry conditions - historical and projected pricing trends; competitive environment

  - Asset valuation - remaining life of assets; recent transactions

  - Regulatory, political and environmental concerns

The Company's must anticipate these questions and either address them directly in formal presentations or be prepared to respond during a question and answer format.

CONFIDENTIAL                                                   PROJECT REDWING
- ------------------------------------------------------------------------------


                          INVESTMENT GRADE STRUCTURE

CONFIDENTIAL                                                   PROJECT REDWING
- ------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE

- - The "Investment Grade" alternative estimates the maximum amount of borrowing available to Redwing while maintaining an Investment Grade rating on all of Redwing's outstanding public debt.

- - The immediately following pages provide a pro forma analysis of Redwing's 1993 and 1994 results based on $200 million of borrowings. The analysis presumes $150 million of Senior Notes rated BBB-/Baa3 and a $50 million working capital line (fully drawn).

- - A pricing sheet is also included to measure all-in costs and prices. Based on this data, Redwing could issue Senior Notes with an 8.30 to 8.40 coupon which represents 105 to 115 basic points over the ten year Treasury.

- - The "ANALYSIS OF KEY FINANCIAL RATIOS" provides a strictly "quantitative" rating agency analysis. This analysis seems to indicate a median debt rating ranging from A to BBB.

- - The key to achieving any good rating is a sound rating agency presentation describing Redwing's historical performance, underlying business and financial status. The rating agency presentation should emphasize Redwing's: clean balance sheet, current earning power, prospects and pro-forma coverage ratios.

- - From a qualitative standpoint the rating agencies are likely to focus on the following challenging issues for Redwing:

   - LOW LEVEL OF BOOK EQUITY:  Redwing has a very low book equity account which will be reduced further if borrowing proceeds are distributed to unitholders. Some care will be required when presenting this feature to the rating agencies including an emphasis on the accounting effects of operating as an MLP and making large distributions to equity holders.

   - USE OF PROCEEDS:           Rating Agencies always focus carefully on the
                                use of proceeds. Funding distributions to equity holders will not be a plus from a rating agency standpoint. However, earning power, prospects and coverage ratios will also present an attractive picture. Overall, it appears that any use of proceeds not primarily targeted for reinvestment in the business may cause up to a one level downgrade. Even if this were to happen it is estimated Redwing's debt would still qualify for low investment grade ratings.

CONFIDENTIAL                                                   PROJECT REDWING
- ------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE

   - MLP STATUS:                Rating Agencies will likely take a negative
                                view towards continued MLP status. From an economic standpoint continued MLP status means continued high distributions (relative to income). These distributions are anathema to rating agencies and lenders.

                                From a qualitative standpoint 1997 and
                                governance issues raise further negatives to the rating agencies. 1997 is an issue because there is uncertainty regarding resolution. Governance is an issue because it falls outside rating agency norms which expect that operating management holds controlling corporate governance positions.

                                Overall it may be very difficult to achieve an investment grade rating for any Senior Debt in the context of maintaining MLP status.

                                                                PROJECT REDWING
- -------------------------------------------------------------------------------
SUMMARY OF DEBT FINANCING ALTERNATIVES


                                                     COUPON
                                                   SPREAD OVER                                                       ALL-IN-SPREAD
                                     TREASURY      US TREASURY          COUPON                         ALL-IN-COST   OVER TREASURY
                       TREASURY       YIELD       (SEMI-ANNUAL)      (SEMI-ANNUAL)             SMITH  (SEMI-ANNUAL)  (SEMI-ANNUAL)
           CALL/SF     BENCHMARK      (SEMI-                                         OFFERING  BARNEY
MATURITY  PROVISIONS  (COUP/MAT.)     ANNUAL)    LOWER     UPPER     LOWER    UPPER    PRICE    FEES   LOWER  UPPER  LOWER   UPPER
- ----------------------------------------------------------------------------------------------------------------------------------

ASSUMED RATINGS: A2/A

 5-Yrs        NC-L    6.750%-06/99      6.88%     0.40%     0.50%     7.28%   7.38%   100.00%  0.600%  7.43%  7.53%  0.55%   0.65%

 7-Yrs        NC-L    8.000%-05/01      7.08%     0.50%     0.60%     7.58%   7.68%   100.00%  0.625%  7.70%  7.80%  0.62%   0.72%

10-Yrs        NC-L    7.250%-05/04      7.25%     0.60%     0.70%     7.85%   7.95%   100.00%  0.650%  7.95%  8.05%  0.70%   0.80%

- ----------------------------------------------------------------------------------------------------------------------------------

ASSUMED RATINGS: Baa2/BBB

 5-Yrs        NC-L    6.750%-06/99      6.88%     0.70%     0.80%     7.58%   7.68%   100.00%  0.600%  7.73%  7.83%  0.85%   0.95%

 7-Yrs        NC-L    8.000%-05/01      7.08%     0.80%     0.90%     7.88%   7.98%   100.00%  0.625%  8.00%  8.10%  0.92%   1.02%

10-Yrs        NC-L    7.250%-05/04      7.25%     0.90%     1.00%     8.15%   8.25%   100.00%  0.650%  8.25%  8.35%  1.00%   1.10%

- ----------------------------------------------------------------------------------------------------------------------------------

ASSUMED RATINGS: Baa3/BBB-

 5-Yrs        NC-L    6.750%-06/99      6.88%     0.85%     0.95%     7.73%   7.83%   100.00%  0.600%  7.88%  7.98%  1.00%   1.10%

 7-Yrs        NC-L    8.000%-05/01      7.08%     0.95%     1.05%     8.03%   8.13%   100.00%  0.625%  8.15%  8.25%  1.07%   1.17%

10-Yrs        NC-L    7.250%-05/04      7.25%     1.05%     1.15%     8.30%   8.40%   100.00%  0.650%  8.40%  8.50%  1.15%   1.25%


INVESTMENT GRADE STRUCTURE                                      PROJECT REDWING
- -------------------------------------------------------------------------------
ANALYSIS OF KEY FINANCIAL RATIOS

(Industrial Companies Only)


S & P MEDIANS (1990-1992)                                "AAA"     "AA"      "A"      "BBB"     "BB"       "B"      "CCC"
                                                        Medians  Medians   Medians   Medians   Medians   Medians   Medians
                                                        -------  -------   -------   -------   -------   -------   -------


Pretax interest coverage (x)                             16.70 x   9.31 x   4.41 x    2.30 x     1.31 x    0.77 x    (0.06) x
Pretax interest coverage including rents (x)              6.77     4.83     2.93      1.80       1.23      0.88       0.54
EBITDA interest coverage (x)                             20.12    12.67     6.42      4.02       2.36      1.51       0.57
Funds from operations/total debt (%)                    128.50%   72.70%   43.10%    27.70%     16.10%     9.20%      4.80%
Free operating cash flow/total debt (%)                  34.80    30.60    13.30      4.10       1.30     (1.90)      2.70
Operating income/sales (%)                               21.60    16.00    13.90     12.30      10.30      9.70       9.80
Long-term debt/capitalization (%)                        11.10    17.00    29.70     40.40      53.00     56.80      74.80
Total debt/capitalization including short-term debt (%)  21.90    26.40    37.20     46.50      59.70     65.90      84.60
Total debt/capitalization including short-term debt (%)  33.00    37.80    48.10     58.50      72.70     75.10      87.10
 (including 8 times rents)
- -----------------------------------------------------------------------------------------------------------------------------


                                                             ACTUAL                                     PRO FORMA
COMPANY RATIOS                                   ----------------------------                         --------------
                                                         1993            1994                         1993      1994
                                                         ----            ----                         ----      ----
Pretax interest coverage (x)                        53,270.00 x      66,507.00 x                      2.97 x     3.83 x
Pretax interest coverage including rents (x)            33.40            41.95                        2.78       3.56
EBITDA interest coverage (x)                        79,182.00        89,193.00                        5.14       5.79
Funds from operations/ total debt (%)            7,172,400.00 %   7,988,200.00 %                     25.47 %    27.67%
Free operating cash flow / total debt (%)        6,119,600.00     5,349,300.00                       20.20      14.48
Operating income / sales (%)                            15.00            13.39                       15.00      13.39
Long-term debt / capitalization (%)                      0.00             0.00                      126.99     130.96
Total debt / capitalization including
 short-term debt (%)                                     0.00             0.00                      126.99     130.96
Total debt / capitalization including
 short-term debt (%)
 (including 8 times rents)                              13.74             8.51                      124.91     128.54
- -----------------------------------------------------------------------------------------------------------------------------


                                                                        CLOSEST S&P MEDIANS
                                                 -------------------------------------------------------------------
                                                             ACTUAL                                     PRO FORMA
CREDIT SUMMARY                                   ----------------------------                         --------------
                                                          1993           1994                         1993      1994
                                                          ----           ----                         ----      ----
Pretax interest coverage (x)                              AAA            AAA                          BBB+       A-
Pretax interest coverage including rents (x)              AAA            AAA                           A         A+
EBITDA interest coverage (x)                              AAA            AAA                          BBB+       A-
Funds from operations / total debt (%)                    AAA            AAA                          BBB-       BBB
Free operating cash flow / total debt (%)                 AAA            AAA                           A+        A
Operating income / sales (%)                              AA-             A-                          AA-        A-
Long-term debt / capitalization (%)                       AAA            AAA                          CCC        CCC
Total debt / capitalization including
 short-term debt (%)                                      AAA            AAA                          CCC        CCC
Total debt / capitalization including
 short-term debt (%)
 (including 8 times rents)                                AAA            AAA                          CCC        CCC

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE - PRO FORMA INCOME STATEMENT
(DOLLARS IN THOUSANDS EXCEPT PER BAC)

INVESTMENT GRADE


                                ACTUAL                    PRO FORMA    PROJECTED
                                 1993      ADJUSTMENTS      1993         1994
                                ------     -----------    ---------    ---------
Sales                          $528,011             $0    $528,011    $666,341
COGS                            383,916              0     383,916     486,820
                               --------    -----------    --------    --------
Gross profit                   $144,095             $0    $144,095    $179,521

EBITDA                          $79,182             $0     $79,182     $89,193
EBIT (1)                         53,227         (7,500)     45,770      59,007
Interest expense                      0         15,400      15,400      15,400
Taxes (2)                         7,457                     12,847      18,446
                               --------                    -------     -------
Net Income                      $45,812                    $17,523     $25,161
                               --------                    -------     -------
                               --------                    -------     -------

INTEREST EXPENSE      RATE
Bank facility         5.75%          $0         $2,875      $2,875      $2,875
Senior note           8.35%           0         12,525      12,525      12,525
Senior subordinated      NA           0              0           0           0
                               --------        -------     -------     -------
 Total Interest Expense              $0        $15,400     $15,400     $15,400
                               --------        -------     -------     -------
                               --------        -------     -------     -------

- -------------------------------------------------------------------------------
(1) Conversion to corporate from will create a deferred tax asset of $75 million, which will be amortized over 10 years.
(2) Pro forma combined federal and local tax rate 42.3%

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE - PRO FORMA RESULTS
(DOLLARS IN THOUSANDS EXCEPT PER BAC)


INVESTMENT GRADE
- ----------------
                                        ACTUAL                    PRO FORMA    PROJECTED
                                         1993      ADJUSTMENTS       1993         1994
                                       --------    -----------    ---------    ---------
Current Assets                         $109,748             $0     $109,748     $126,255
PP & E                                   39,731              0       39,731       49,730
Other Assets               (1)           31,069         75,000      106,069       94,861
                                       --------    -----------    ---------    ---------
Total Assets                           $180,548        $75,000     $255,548     $270,846

Current Liabilities                     $98,055             $0      $98,055     $118,129
Bank facility                                 0         50,000       50,000       50,000
Senior notes                                  0        150,000      150,000      150,000
Senior subordinated                           0              0            0            0
                                       --------    -----------    ---------    ---------
Total term debt                              $0       $200,000     $200,000     $200,000

Total liabilities                       $98,055       $200,000     $298,055     $318,129
                                       --------    -----------    ---------    ---------
NEWCO EQUITY               (2)          $82,493             $0     ($42,507)    ($47,283)
                                       --------    -----------    ---------    ---------
                                       --------    -----------    ---------    ---------

- -------------------------------------------------------------------------------


COLLATERAL ANALYSIS
- -------------------
                                        AS OF      ADVANCE     BORROWING
                                      12/31/93       RATE         BASE
                                      --------     -------     ---------
Accounts Receivable                    $21,340         80%       $17,072
Inventory                               52,057         50%        26,029
PP & E, net                             39,731         50%        19,866
                                      --------                 ---------
Total                                 $113,128                   $62,966
                                      --------                 ---------
                                      --------                 ---------
Revolver                                                         $50,000
Excess availability                                              $12,966

- ---------------
(1) Conversion to corporate form will create a deferred tax asset of approximately $75MM, which is amortized over ten years.

(2) Assumes all debt proceeds distributed to BAC holders.

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE - PRO FORMA INCOME STATEMENT
(DOLLARS IN THOUSANDS EXCEPT PER BAC)

                                   ACTUAL     PROJECTED                 PRO FORMA
                                  --------    ---------          ----------------------
                                   FISCAL       FISCAL             FISCAL       FISCAL
                                    1993         1994               1993         1994
                                  --------    ---------           --------     --------
Sales                             $528,011     $666,341           $528,011     $666,341
Cost of goods sold                 383,873      486,820            383,873      486,820
                                  --------    ---------           --------     --------
Gross profit                      $144,138     $179,521           $144,138     $179,521
  GROSS PROFIT MARGIN                27.3%        26.9%              27.3%        26.9%
SG&A                                64,956       90,328            $64,956      $90,328
Amortization & Other                25,912       22,686             33,412       30,186
                                  --------    ---------           --------     --------
EBIT                               $53,270      $66,507            $45,770      $59,007
  EBIT MARGIN                        10.1%        10.0%               8.7%         8.9%
Gross interest expense                   1            1             15,400       15,400
Capitalized interest                     0            0                  0            0
                                  --------    ---------           --------     --------
  INTEREST EXPENSE                       1            1             15,400       15,400
Interest income                          0            0                  0            0
Other income                             0            0                  0            0
                                  --------    ---------           --------     --------
Pre-tax income                      53,269       66,506             30,370       43,607
Taxes              (1)               7,457        9,310             12,847       18,446
                                  --------    ---------           --------     --------
Net income (loss)                  $45,812      $57,196            $17,523      $25,161
                                  --------    ---------           --------     --------
                                  --------    ---------           --------     --------
Average # of shares outstanding     16,210       16,210             16,210       16,210
Earnings per share                   $2.25        $3.53              $1.08        $1.55


- --------------
Note:
(1) Pro forma combined federal and local tax rate 42.3%

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE - PRO FORMA FINANCIAL DATA
(DOLLARS IN THOUSANDS EXCEPT PER BAC)

                                                     ACTUAL    PROJECTED                 PRO FORMA
                                                    -------    ---------          ----------------------
                                                     FISCAL      FISCAL             FISCAL       FISCAL
                                                      1993        1994               1993         1994
                                                    -------    ---------           --------     --------
Pretax income from cont. operations                 $53,269      $66,506            $37,870      $43,607
Interest expense                                          1            1             15,400       15,400
Depreciation & amortization (incl. deferred taxes)   25,912       22,686             33,412       30,186
                                                    -------    ---------           --------     --------
EBITDA                                              $79,182      $89,193            $86,682      $89,193
                                                    -------    ---------           --------     --------
                                                    -------    ---------           --------     --------
Net income                                          $45,812      $57,196            $21,851      $25,161
Depreciation & amortization                          25,912       22,686             25,912       22,686
Other non-cash items (incl. deferred taxes)               0            0              7,500        7,500
                                                    -------    ---------           --------     --------
FUNDS FROM OPERATIONS                               $71,724      $79,882            $55,263      $55,347
Add:  Change in working capital                       7,598        2,411              7,598        2,411
Subtract:  Capital expenditures                      18,126       28,800             18,126       28,800
                                                    -------    ---------           --------     --------
FREE OPERATING CASH FLOW                            $61,196      $53,493            $44,735      $28,958
                                                    -------    ---------           --------     --------
                                                    -------    ---------           --------     --------
Gross rental expense                                  1,643        1,623              1,643        1,623
Stockholders' equity (1)                             82,493      139,689            (42,507)     (47,283)
Cash                                                 33,798       34,000             33,798       34,000
Long-term debt                                            0            0            200,000      200,000
Short-term debt                                           1            1                  0            0
Current maturities of long-term debt                      0            0                  0            0
                                                    -------    ---------           --------     --------
Total debt                                               $1           $1           $200,000     $200,000

- --------------
Note:
(1) Conversion to corporate form will create a deferred tax asset of approximately $75 million, which is amortized over ten years.

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------









                          REPRESENTATIVE TERM SHEETS

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
INVESTMENT GRADE STRUCTURE







                                BANK CREDIT FACILITY
                             REPRESENTATIVE TERM SHEET

CONFIDENTIAL                                                    PROJECT REDWING
- -------------------------------------------------------------------------------
REPRESENTATIVE TERM SHEET FOR BANK CREDIT FACILITY

NOTE: These terms are presented for discussion purposes.


BORROWER:              "Redwing" ("Borrower" or the "Company")

AGENT BANK:            The "Bank" or "Agent"

LENDERS: The Agent and other lenders mutually acceptable to the Agent and the Borrower.

UNDERWRITING RISKS:    The Agent and other banks or banks mutually acceptable
                       to the Agent and the Borrower.

CREDIT FACILITY:       A $_______ senior secured credit facility consisting of:

                       1) A $_______ three-year revolving credit facility available for direct borrowing and Import Letters of Credit. Import Letters of Credit shall be issued by First Credit with risk sharing on a pro-rata basis by the Lenders. Import L/C's will not count as usage for purposes of calculating the commitment fee.

PURPOSE: To fund special distribution and to fund ongoing working capital requirements.

INTEREST RATES:        Loans under the Credit Facilities ("LOANS"), shall be
                       maintained as either Base Rate, Eurodollar or CD based
                       Loans. The Base Rate will fluctuate daily while the Eurodollar and the CD based loans will have an applicable interest period of 1, 2, 3, or, if available, 6 months, as the Borrower may elect from time to time.

                       It is anticipated that the initial margin above the Base Rate will be approximately ____%, and the initial margin above the Eurodollar and CD based rates will be approximately ____%. These margins would decrease or increase based on a cash flow leverage test with specific levels to be determined.

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CONFIDENTIAL                                                    PROJECT REDWING
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REPRESENTATIVE TERM SHEET FOR BANK CREDIT FACILITY (continued)

                       If senior debt becomes investment grade (BBB or better) by Moody's and Standard and Poors, the Applicable Margins shall reduce by approximately .50%.

                       The final documentation will include customary interest period indemnity and breakage, capital adequacy, withholding tax, and yield protection provisions.

LETTER OF CREDIT FEES: The Borrower will pay a per annum fee on the average daily face amount of all Letters of Credit outstanding under the Revolver B as follows: 1) for standby Letters of Credit, an amount equal to the then-effective Eurodollar Applicable Margin; 2) for commercial Letters of Credit, standard pricing of the Agent.

COMMITMENT FEE:        ___ of 1% per annum on the average unused portion of
                       the revolvers, charged quarterly in arrears.

COLLATERAL:            All obligations of the Borrower to the Lenders shall be
                       secured by a perfected first priority lien and security interest in substantially all assets of the borrower and its subsidiaries.

REPAYMENT:             Payable in full at maturity, and extendible for up to
                       two years upon approval by the banks.

           OTHER TERMS AND CONDITIONS APPLICABLE TO ALL FACILITIES

UP-FRONT FEE:          An up front fee in the range of ____% on the total
                       amount of the credit facilities. One-half will be payable at the time a definitive commitment letter is executed by both parties and the remaining one-half will be due at the time of funding.

UNDERWRITING FEE:      .___% on the total amount of the credit facilities
                       committed to by the underwriting banks.

EXPENSES:              The Borrower will reimburse the Bank for all of its
                       expenses including but not limited to its legal and initial and ongoing appraisal expenses (if any) associated with this transaction.

ANNUAL CLEAN-DOWN:     Revolver outstandings (excluding Letters of Credit) must
                       be reduced below $____ million for at least 60 consecutive days during each year.

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CONFIDENTIAL                                                    PROJECT REDWING
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REPRESENTATIVE TERM SHEET FOR BANK CREDIT FACILITY (continued)

AGENCY FEE:            To be determined.

COVENANTS:             FINANCIAL COVENANTS (precise covenant package would
                       depend on credit quality of issuer)

                       - minimum net worth;
                       - minimum working capital ratio;
                       - minimum fixed charge coverage ratio;
                       - maximum funded debt / (EBITDA - Cap Ex.) ratio;
                       - minimum interest coverage ratio;
                       - capital expenditures limitation;
                       - total rent and lease expense limitation;

                       with covenant levels to be negotiated based on Borrower's projections provided to the Agent.

                       Standard affirmative, negative and informational covenants for the Agent's similar financings and such others as the Agent shall deem appropriate for the Credit Facilities, including (without limitation); compliance with law; payment of taxes; maintenance of properties and insurance; preservation of existence; reporting requirements to include, without limitation:

                       REPORTING REQUIREMENTS

                       - monthly financial reports;
                       - quarterly financial statements and accompanying
                         officer's certificate;
                       - audited annual financial statements, accompanying
                         officer's certificate and auditor's management letters;
                       - annual projections through 2000 (monthly for the
                         initial year and annual for subsequent years);
                       - ERISA and environmental reporting;
                       - notice of litigation and default;
                       - SEC filings and reports from any subordinated debt
                         trustee;

EVENTS OF DEFAULT:     Standard events of default with customary grace periods
                       (if any) for the Agents' similar financings and such others as the Agent deems appropriate for the Credit
                       Facilities, including (without limitation): nonpayment;
                       material breach of representations and warranties or covenants; bankruptcy or insolvency; material unstayed judgment; ERISA events of default; and material cross-default.


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CONFIDENTIAL                                                    PROJECT REDWING
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REPRESENTATIVE TERM SHEET FOR BANK CREDIT FACILITY (continued)

INDEMNIFICATION:       Standard indemnification by the Borrower and its
                       subsidiaries included in the Agent's similar financings, and such other indemnifications as the Agency shall reasonably deem appropriate for the Credit
                       Facilities.

REPRESENTATIONS,       Standard and usual for this type of transaction,
WARRANTIES AND OTHER   including, but not limited to, financial covenants,
COVENANTS:             limitations on liens, capital expenditures,
                       indebtedness, investments, guaranties, mergers and acquisitions, sale of assets, transactions with affiliates, insurance requirements, compliance with pension, environmental and other laws and regulations, and other such customary covenants.

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CONFIDENTIAL                                                    PROJECT REDWING
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REPRESENTATIVE TERM SHEETS






                                    SENIOR NOTES
                              REPRESENTATIVE TERM SHEET

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CONFIDENTIAL                                                    PROJECT REDWING
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REPRESENTATIVE TERM SHEET FOR SENIOR NOTES

ISSUER:                         Redwing (the "Company")

SECURITY:                       Senior Notes

SIZE:                           $____ million

MATURITIES:                     Up to 30 years

REDEMPTION PROVISIONS:          Both callable and noncallable structures are
                                available.

INTEREST RATE:                  A fixed-rate of interest to be determined at
                                the time of offering. Interest will be
                                calculated on the basis of a 360-day year comprised of twelve 30-day months.

INTEREST PAYMENT DATES:         Interest on notes will be payable semiannually.

DENOMINATION:                   Minimum of $1,000, with integral multiples of
                                $1,000 thereafter.

RANKINGS:                       Senior unsecured, general obligations of the
                                Company.

RATINGS:                        Moody's Investors Service, Inc. and Standard &
                                Poor's Corporation.

SEC REGISTRATION:               Required.

EXCHANGE LISTING:               Not required.

LIMITATION ON TRANSFERABILITY:  The notes will be publicly registered securities and, as such, no secondary market restrictions apply.

FORM OF NOTES:                  Fully registered as to principal and interest.

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CONFIDENTIAL                                                    PROJECT REDWING
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REPRESENTATIVE TERM SHEET FOR SENIOR NOTES

SETTLEMENT:                     Book entry or physical settlement in New York
                                City in next day ("Clearinghouse") funds, five business days after pricing, unless otherwise determined at the time of the offering.

SIGNIFICANT COVENANTS

LIMITATIONS ON LIENS            The Company and its subsidiaries may not
                                issue, assume, incur or guarantee any
                                indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any assets, whether now owned or hereafter acquired, without effectively providing that the new debt securities shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as such indebtedness remains outstanding.

LIMITATION ON SALE AND          Sale and lease-back transactions are
LEASE-BACK TRANSACTIONS         prohibited unless (a) the Company is entitled
                                to incur indebtedness secured by a lien of an equivalent amount on the assets to be leased; or (b) the proceeds of the sale of assets to be leased are at least equal to their fair market value and are applied to the purchase or acquisition of assets or the retirement of senior debt, subject to exceptions.

CONSOLIDATION, MERGER           The Company may consolidate with, or sell,
AND SALE OF ASSETS              lease or convey all or substantially all of
                                its assets to, or merge with or into any other corporation, provided that (a) either the Company shall be the continuing corporation or the successor corporation shall be a United States corporation and shall expressly assume payment of the principal of (and premium, if any) and interest on all the debt securities and the performance and observance of all the covenants and conditions of the indenture; and (b) the Company or such successor corporation shall not immediately thereafter be in default under the indenture.

MODIFICATION OR WAIVER          Modification and amendment of the indenture
                                may be made by the Company and the trustee with the consent of the holders of ____% of the principal amount of all outstanding indenture securities issued under the indenture that are affected by such modification or amendment; however, certain modifications of the original terms require unanimous consent of the holders.